Exhibit 99.01

For Immediate Release

SCANA Media Contact:	SCANA Investor Contact:	Santee Cooper Contact:
Rhonda O’Banion	Iris Griffin	Mollie Gore
800-562-9308	803-217-6642	843-761-7093
rhonda.obanion@scana.com	igriffin@scana.com	mrgore@santeecooper.com

NRC Approves COLs for SCE&G, Santee Cooper Nuclear Units

CAYCE, S.C., March 30, 2012—South Carolina Electric & Gas Company (SCE&G), principal subsidiary of SCANA Corporation (NYSE:SCG), and Santee Cooper, South Carolina’s state-owned electric and water utility, have received approval for combined construction and operating licenses (COLs) from the Nuclear Regulatory Commission (NRC) for two new nuclear units at V. C. Summer Station in Jenkinsville, S.C.

“Receiving approval of our licenses to construct and operate units 2 and 3 at V.C. Summer is a significant event for our company and marks the culmination of an intense review by the NRC,” said Kevin Marsh, chairman and CEO of SCANA.  “We look forward to building these two new nuclear units to enhance our ability to meet the energy needs of our customers.”

Lonnie Carter, president and CEO of Santee Cooper, said, “These new nuclear units are a critical component of Santee Cooper’s long-term plan to diversify our generation mix.  Access to reliable and low-cost electricity will be key to job creation and economic development opportunities as we continue rebuilding our state’s economy and position South Carolina for the future.”

About 1,000 workers are currently engaged in early-site preparation work at the V.C. Summer construction site. The project will peak at about 3,000 construction craft workers over the course of three to four years. The two units, each with a capacity of 1,117 megawatts, will then add 600 to 800 permanent jobs when they start generating electricity.

PROFILE

SCE&G is a regulated utility engaged in the generation, transmission, distribution and sale of electricity to approximately 664,000 customers in South Carolina.  The company also provides natural gas service to approximately 317,000 customers throughout the state.  More information about SCE&G is available at www.sceg.com.

SCANA Corporation, a Fortune 500 company headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses.  Information about SCANA is available on the company’s website at www.scana.com.

Santee Cooper is South Carolina’s state-owned electric and water utility and the state’s largest power producer. The ultimate source of electricity for 2 million South Carolinians, Santee Cooper is dedicated to being the state’s leading resource for improving the quality of life for the people of South Carolina. For more information, visit www.santeecooper.com.

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